AMENDED AND RESTATED
INVESTMENT COMPANY SERVICES AGREEMENT

This Amended and Restated Investment Company Services Agreement (the “Agreement”) is made as of June 1, 2004 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and MATTHEWS INTERNATIONAL FUNDS (d/b/a Matthews Asian Funds), a Delaware statutory trust (the “Trust”).

BACKGROUND:

A.	The Trust is registered as an open-end management investment company under the 1940 Act (as defined in Schedule B hereto).

B.
The Trust and PFPC (formerly, First Data Investor Services Group, Inc.) were parties to an Investment Company Services Agreement dated October 1, 1997, as amended (the “Superseded Agreement”), which is hereby terminated as of the date of this Agreement.

C.
The Trust wishes to continue to retain PFPC to provide fund accounting and administration, regulatory administration and transfer agent services to its investment portfolios listed on Schedule A attached hereto and made a part hereof (each a “Fund” and collectively, the “Funds”), as such Schedule A may be amended from time to time, and PFPC wishes to continue to furnish such services.

D.
The Trust desires that, in accordance with Schedule C hereto, PFPC use the Fair Value Prices (as defined in Section 2.2 below) that are provided by a third-party pricing vendor selected by the Trust from time to time (“Pricing Vendor”) in connection with certain foreign equity securities, and subject to the terms of this Agreement, PFPC is willing to receive and use such Fair Value Prices from the Pricing Vendor.

E.	This Background section and all of the Schedules to this Agreement are hereby incorporated by reference in and made a part of this Agreement.

TERMS:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.	Definitions. Capitalized terms not otherwise defined herein have the respective meanings as set forth on Schedule B hereto.

2.	Appointment.

2.1
Services. The Trust hereby reappoints PFPC as its administrator, fund accountant and transfer agent with respect to each of the Funds, in accordance with the terms set forth in this Agreement. PFPC acknowledges such appointment and agrees to continue to furnish such services described herein and on Schedules C and D hereto (the “Services”). In addition, PFPC shall provide to the Funds the internet access services as set forth on Schedule E attached hereto and made a part hereof, as such Schedule E may be amended from time to time.

2.2
Fair Valuation Services. The Trust has entered into an agreement with the Pricing Vendor for the Pricing Vendor to provide fair value prices (“Fair Value Prices”) to PFPC for the relevant foreign equity securities that meet the parameters set forth in the Trust’s Pricing Policies, as amended from time to time (the “Pricing Policies”). A copy of the current Pricing Policies has been provided to PFPC. The Trust will promptly notify PFPC in writing of any material changes to the Pricing Policies and will promptly provide PFPC with a copy of the amended Pricing Policies reflecting those changes. The Trust will also notify PFPC in writing if it desires to select a different Pricing Vendor, and the parties will work together in good faith to determine, as between the Trust and PFPC, (i) whether additional compensation to PFPC is necessary in light of the new Pricing Vendor, and (ii) if applicable, the terms and fees of such additional compensation. The parties further agree that the Trust shall at no time be required to obtain PFPC’s consent to the selection of a different Pricing Vendor, with the understanding that at no time will be PFPC required perform the fair valuation services if the Trust selects a Pricing Vendor for which PFPC does not then-currently have in effect all necessary (i) contractual arrangements and (ii) interconnectivity.

Unless the Trust directs PFPC otherwise by Written Instructions, the Trust hereby authorizes and instructs PFPC to: (a) under the circumstances set forth on Schedule D, receive from the Pricing Vendor Fair Value Prices (in a format reasonably required by PFPC) for each of the Funds and (b) under the circumstances set forth on Schedule D, use such Fair Value Prices that PFPC receives by the Cut-Off Time (as defined in Schedule D) in all relevant calculations (e.g., NAV, etc.) for the Funds. PFPC agrees to perform the foregoing services and provide reports to the Trust’s Board of Trustees as specified in Schedule D. The Trust shall provide PFPC with at least ten (10) business day’s written notice of any change to Schedule A.

The Trust understands and agrees that PFPC will not be able to employ its standard review process to the Fair Value Prices and that PFPC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives except for PFPC’s duties that are set forth in Schedule D. Except for PFPC’s duties that are set forth in Schedule D, the Trust hereby assumes all responsibility for verifying the accuracy and reasonableness of the Fair Value Prices and the appropriateness of the Funds’ use of Fair Value Prices, regardless of any efforts of PFPC in this respect. The Trust hereby represents and warrants that the Trust’s Pricing Committee (the “Pricing Committee”) has evaluated and approved the use of the Pricing Vendor’s Fair Value Prices for each of the Funds and believes such use to be consistent with (a) the Pricing Policies and (b) the registration statement(s) of the Funds. The Trust acknowledges that security-specific fair value determinations must be made by the Trust and/or the Pricing Committee, and are not made by PFPC.

3.
Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust, the Funds or other entity.

4.	Instructions.

4.1	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

4.2
PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Trust’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

4.3
The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.	Right to Receive Advice.

5.1	Advice of the Trust. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

5.2
Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or PFPC, at the option of PFPC). PFPC shall solely be responsible for the associated counsel fees unless PFPC consults with the Trust prior to requesting advice of counsel concerning a material question of law, in which case, the parties shall use good faith efforts to properly allocate the expense of any such counsel fees between the parties.

5.3
Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

5.4
Protection of PFPC. Subject to Section 12 of this Agreement, PFPC shall be indemnified by the Trust and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Trust or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.	Records; Visits.

6.1
The books and records pertaining to the Trust and the Funds that are in the possession or under the control of PFPC shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person, at the Trust’s expense.

6.2	PFPC shall keep the following records:
(i)	all books and records with respect to each Fund’s books of account;
(ii)	records of each Fund’s securities transactions; and
(iii)	all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act, as such Rule is amended from time to time, in connection with the services provided hereunder.

7.
Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust, the Funds or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust, the Funds, or PFPC a competitive advantage over their competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.

Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

8.
Liaison with Accountants. PFPC shall act as liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

9.
PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust.

10.
Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.
Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Trust, on behalf of each Fund, will pay to PFPC a fee or fees as may be agreed to in writing by the Trust and PFPC.

12.
Indemnification. The Trust, on behalf of each Fund, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Trust. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC’s activities under this Agreement. Any amounts payable by the Trust hereunder shall be satisfied only against the relevant Fund’s assets and not against the assets of any other investment portfolio of the Trust. The provisions of this Section 12 shall survive termination of this Agreement.

13.	Responsibility of PFPC.

13.1
PFPC shall be under no duty to take any action hereunder on behalf of the Trust or any Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

13.2
Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

13.3
Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC’s cumulative liability to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $1,000,000 or the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage.

13.4
No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

13.5	Each party shall have a duty to mitigate damages for which the other party may become responsible.

13.6	The provisions of this Section 13 shall survive termination of this Agreement.

14.
Duration and Termination. This Agreement shall continue until terminated by the Trust or by PFPC on sixty (60) days’ prior written notice to the other party. In the event the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Trust.

In addition, a party may terminate the Fair Value Services on sixty (60) day’s written notice to the other party. Termination of the Fair Value Services shall not terminate the Agreement.

15.
Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Trust’s adviser or sponsor, the Trust’s ability to terminate the Agreement pursuant to Section 14 above will be suspended from the time of such agreement until one year after the Change of Control.

16.
Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Trust, at Four Embarcadero Center, Suite 550, San Francisco, California 94111, Attention: G. Paul Matthews, President; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.
Assignment. PFPC may assign this Agreement to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Trust sixty (60) days’ prior written notice of such assignment. In addition, PFPC may delegate certain of its duties under this Agreement to its affiliates as PFPC deems it necessary to provide the services set forth in this Agreement.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.

21.1
Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt or modify any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

21.2
Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

21.3
This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Trust or any other person.

21.4	The Trust will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Trust.

21.5	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

21.6
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21.7	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

21.8
To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Neal J. Andrews
Name: Neal J. Andrews Title: Senior Vice President

MATTHEWS INTERNATIONAL FUNDS

By:	/s/ John P. McGowan
Name: John P. McGowan Title: Chief Operating Officer

SCHEDULE A

THIS SCHEDULE A, dated as of June 1, 2004 is Schedule A to that certain Amended and Restated Investment Company Services Agreement dated as of June 1, 2004 between PFPC Inc. and Matthews International Funds.

Identification of Funds

Below are Funds to which services under this Agreement are to be performed:

Matthews International Funds

Matthews Asia Pacific Fund
Matthews Asian Growth and Income Fund
Matthews Asian Technology Fund
Matthews China Fund
Matthews Japan Fund
Matthews Korea Fund
Matthews Pacific Tiger Fund

Single Class (no-load, no 12b-1, no CDSC, redemption fee of 2% on all redemptions made within 90 days of purchase).

This Schedule A may be amended from time to time by agreement of the parties.

SCHEDULE B

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Adviser” means the investment adviser for a Fund.

“Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Trust or a person reasonably believed by PFPC to be an officer of the Trust or duly authorized by the Board. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

“CEA” means the Commodities Exchange Act, as amended.

“Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

“Custodian” means the custodian primarily responsible for maintaining a Fund’s assets.

“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

“SEC” means the Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received and opened by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

SCHEDULE C

THIS SCHEDULE C, dated as of June 1, 2004, is Schedule C to that certain Amended and Restated Investment Company Services Agreement dated as of June 1, 2004 between PFPC Inc. and Matthews International Funds.

1. Description of Accounting Services on a Continuous Basis

PFPC will perform the following accounting services with respect to each Fund:

1.1	Journalize investment, capital share and income and expense activities;

1.2	Verify investment buy/sell trade tickets when received from a Fund’s Adviser;

1.3	Maintain individual ledgers for investment securities;

1.4	Maintain historical tax lots for each security;

1.5	Reconcile cash and investment balances of the Trust with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

1.6	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

1.7	Calculate various contractual expenses (e.g., advisory and custody fees);

1.8	Monitor the expense accruals and notify Trust management of any proposed adjustments;

1.9	Control all disbursements, authorize such disbursements and act as paying agent for such disbursements upon Written Instructions;

1.10	Calculate capital gains and losses;

1.11	Determine net income;

1.12
Subject to Section 1.16 below, obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Fund’s investments;

1.13	Transmit to or make available a copy of the daily portfolio valuation to the Adviser;

1.14	Compute net asset value;

1.15	As appropriate, compute yields, total return, expense ratios, and portfolio turnover rate; and

1.16	Perform foreign equity fair value procedures as outlined in Scheduled D.

2. Description of Financial Administration Services on a Continuous Basis

PFPC will perform the following financial administration services with respect to each Fund:

2.1	Supply various normal and customary Fund statistical data (e.g. period surveys to survey and database companies, daily NAV transmission to NASDAQ) as requested by the Fund on an ongoing basis;

2.2	Prepare for execution and file each Fund’s Federal and state tax returns;

2.3	Prepare and file with the SEC the Fund’s quarterly, semi-annual and annual shareholder reports, N-SARs, and 24f-2 filings;

2.4	Assist in the preparation of registration statements and other filings relating to the registration of Shares;

2.5	Monitor each Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

2.6	Assist in the selection of and coordinate contractual relationships and communications between the Trust and its contractual service providers;

2.7	Provide employees or officers to serve as Assistant Treasurer of the Trust;

2.8	Prepare expense budgets in accordance with Trust management specifications;

2.9	Beginning November 1, 2004, provide twice monthly distribution estimates for excise distributions; and

2.10
Complete and file the Trust’s excise returns (Form 8613) and corporate tax return (1120-RIC) after review and approval by the Trust’s independent auditors. Sign Form 8613 and 1120-RIC as paid preparer.

3. Description of Regulatory Administration Services on a Continuous Basis

3.1	PFPC shall perform the following corporate secretarial services and regulatory administration:

3.1.1	Assist in maintaining corporate records;

3.1.2	Develop and maintain calendar of annual and quarterly board approvals and regulatory filings;

3.1.3
Prepare and coordinate with the Trust and the Trust’s counsel, notice, agenda, and resolutions for quarterly board meetings and committee meetings; attend meetings; make presentations where appropriate; and prepare minutes;

3.1.4	Prepare and coordinate with the Trust and the Trust’s counsel, and the Trust’s annual Post-Effective Amendment;

3.1.5	Communicate significant regulatory or legislative developments to Trust management and directors and provide related planning assistance where needed;

3.1.6	Maintain effective communication with outside counsel and review legal bills of outside counsel;

3.1.7	Arrange D&O/E&O insurance and fidelity bond coverage for the Trust;

3.1.8	Provide Trust documentation required in connection with SEC audits; and

3.1.9
Prepare the Trust’s filings on Forms N-CSR, N-Q and N-PX, and with respect to each filing (i) use commercially reasonable efforts to obtain the necessary certifications from the appropriate Trust officers, and (ii) coordinate the relevant Form’s edgarization with the Trust’s financial printer.

3.1.10	Provide compliance policies and procedures for fund accounting and administration and transfer agency services, summary procedures thereof and a related annual certification letter; and

3.1.11	If mutually agreed in writing, provide additional compliance support services, which may include one or more of the following services:

•	Load the Trust’s and the Trust’s service providers’ policies and procedures into PFPC’s Compliance Fund Library;
•	Assist in preparing chief compliance officer’s annual written report;
•	Present PFPC’s compliance policies and procedures to the Trust’s Board and respond to questions related thereto;
•	Meet on a quarterly basis with the Trust’s chief compliance officer;
•	Provide written regulatory updates on a quarterly basis to the Trust’s chief compliance officer;
•	Assist in regulatory/compliance training of portfolio managers and advisory personnel; and
•	Prepare a customized report of PFPC’s adherence to PFPC’s compliance policies.

3.2	PFPC shall perform such special regulatory services on such terms and for such fees as the parties may mutually agree in writing, which may include without limitation:

3.2.1	Assist in new Fund and class start-up (to the extent reasonably requested);

3.2.2	Respond to, negotiate SEC comments with the Trust, and assist in managing SEC audits with the Trust;

3.2.3	Assist in developing compliance guidelines and procedures to improve overall compliance by the Trust and service providers;

3.2.4	Prepare notices, agendas and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues;

3.2.5	Assist in the preparation of proxy material for special meetings of shareholders (including fund merger documents);

3.2.6	Prepare Post-Effective Amendments for special purposes (e.g., new Funds or classes, changes in advisory relationships, mergers, restructurings);

3.2.7	Prepare special prospectus supplements where needed; and

3.2.8	Assist in extraordinary non-recurring projects; and such other services as mutually agreed upon by the Trust and PFPC.

4. Blue Sky Administration

4.1	Sales Data: PFPC will perform the following:

4.1.1	Receive daily sales figures from appropriate entities with PFPC BlueWin System;

4.1.2	Produce daily warning report for sales in excess of pre-determined percentage; and

4.1.3	Analyze sales data to determine trends within certain states.

4.2	Filings: PFPC will produce and mail the following filings as required:

4.2.1	Initial Filings: Produce all required forms and follow-up on any comments, including notification of SEC effectiveness;

4.2.2	Renewals: Produce all renewal documents and mail to states, includes follow-up to ensure blue sky requirements are in order to continue selling in states;

4.2.3	Sales Reports: Produce relevant sales reports for the states and complete necessary documents to properly file sales reports with states;

4.2.4	Annual Report Filings: File copies of all annual reports with states;

4.2.5	Prospectus Filings: File copies of the Trust’s definitive Statement of Additional Information and prospectuses with the states; and

4.2.6	Post-Effective Amendment Filing: File Post-Effective Amendments with the states, as well as, any other required documents.

4.3	On demand additional states: PFPC will complete required filings for any states the Trust adds - this task includes all of the items set forth in Section 4.2.1 above.

4.4	Amendments to current permits: PFPC will file in a timely manner any required amendment to registered share amounts.

4.5	PFPC will update and file hard copy of all required data pertaining to individual permits.

4.6	Consulting and Analysis: PFPC will supply the most current fee structure for each state and aid in minimizing the amount of money spent on Blue Sky registration.

5. Description of Transfer Agency Services

5.1	Services Provided on an Ongoing Basis. PFPC shall perform the following services on an ongoing basis, if applicable:

5.1.1	Calculate 12b-1 payments;

5.1.2	Maintain shareholder registrations;

5.1.3	Review new applications and correspond with shareholders to complete or correct information;

5.1.4	Direct payment processing of checks or wires;

5.1.5	Prepare and certify stockholder lists in conjunction with proxy solicitations;

5.1.6	Prepare and mail to shareholders confirmation of activity;

5.1.7	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

5.1.8	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;

5.1.9	Provide periodic shareholder lists and statistics to the Trust;

5.1.10	Provide detailed data for underwriter/broker confirmations;

5.1.11	Prepare periodic mailing of year-end tax and statement information;

5.1.12	Notify on a timely basis the Adviser, accounting agent, and Custodian of Fund activity;

5.1.13	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

5.1.14	Accept and post daily Share purchases and redemptions; and

5.1.15	Accept, post and perform shareholder transfers and exchanges.

5.2	Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Trust’s prospectus, once PFPC receives:

5.2.1	A purchase order in completed proper form;

5.2.2	Proper information to establish a shareholder account; and

5.2.3	Confirmation of receipt or crediting of funds for such order to the Custodian.

5.3	Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

5.3.1
All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Trust’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

5.3.2
PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

5.3.3
When Shares are redeemed, PFPC shall deliver to the Custodian and the Trust or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Trust and Shares attributed to individual accounts.

5.3.4
PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Trust.

5.3.5
When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

5.3.6
PFPC shall not process or effect any redemption requests with respect to Shares of a Fund after receipt by PFPC of notification of the suspension of the determination of the net asset value of the Fund; provided that PFPC shall be afforded a reasonable time to act after receipt of any such notification.

5.4
Dividends and Distributions. Upon receipt of a resolution of the Trust’s Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Trust in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Trust's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Trust’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Trust as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Trust to its shareholders as required by tax or other law, rule or regulation.

5.5	Shareholder Account Services.

5.5.1	PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

-	Any pre-authorized check plan; and
-	Direct purchases through broker wire orders, checks and applications.

5.5.2	PFPC may arrange, in accordance with the prospectus, for a shareholder’s:

-	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;
-	Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or
-	Redemption of Shares from an account with a checkwriting privilege.

5.6	Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Trust to its shareholders, including:

5.6.1	Reports to shareholders;

5.6.2	Confirmations of purchases and sales of Shares;

5.6.3	Monthly or quarterly statements;

5.6.4	Dividend and distribution notices; and

5.6.5	Tax form information.

5.7	Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

5.7.1	Name, address and United States Tax Identification or Social Security number;

5.7.2	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

5.7.3	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

5.7.4	Any stop or restraining order placed against a shareholder’s account;

5.7.5	Any correspondence relating to the current maintenance of a shareholder’s account;

5.7.6	Information with respect to withholdings; and

5.7.7	Any information required in order for PFPC to perform any calculations required by this Agreement.

5.8
Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A certificate shall be cancelled and book shares issued only upon:

5.8.1	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

5.8.2	Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

5.9
Shareholder Inspection of Share Records. Upon a request from any Trust shareholder to inspect share records, PFPC will notify the Trust and the Trust will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Trust’s instructions, the Trust agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Trust’s share records.

5.10
Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Trust to reduce the total amount of outstanding shares by the number of shares surrendered by the Trust.

5.11
Lost Shareholders. PFPC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

5.11.1	documentation of search policies and procedures;

5.11.2	execution of required searches;

5.11.3	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

5.11.4	preparation and submission of data required under the Lost Shareholder Rules.

Except as set forth above, PFPC shall have no responsibility for any escheatment services.

5.12	Retirement Plans.

5.12.1
In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA’s and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Trust for which contributions of the Trust’s shareholders (the “Participants”) are invested solely in Shares of the Trust, PFPC shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)
Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

5.12.2	PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Trust.

5.12.3
With respect to the Retirement Plans, PFPC shall provide the Trust with the associated Retirement Plan documents for use by the Trust and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

5.13
Print Mail. The Trust hereby engages PFPC as its exclusive print/mail service provider with respect to those items and for such fees as set forth on the then-current fee letter, and with respect to such other items, if any, and for such fees as the parties may mutually agree in writing.

6. Anti-Money Laundering

To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of shareholders in the Trust consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Trust be in compliance with Section 352 of the USA PATRIOT Act, as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Trust from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s AML program or by an outside party, for compliance with PFPC’s established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Trust, PFPC shall provide to the Trust: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

7. CIP Services

7.1	To help the Trust comply with its Customer Identification Program (which the Trust is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

7.1.1
Implement procedures under which new accounts in the Trust are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131).

7.1.2
Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

7.1.3	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

7.1.4	Regularly report to the Trust about measures taken under Sections 7.1.1 to 7.1.3 above.

7.1.5
If PFPC provides services by which prospective Customers may subscribe for shares in the Trust via the Internet or telephone, work with the Trust to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Trust’s CIP.

7.1.6	Set forth on a separate fee schedule compensation amounts due for these CIP Services.

7.2
Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Trust to be in compliance with relevant regulation.

7.3
The Trust hereby represents and warrants that each of the Funds serviced by PFPC, and each legal entity of which such Fund is a part, has, and will at all times during which this Agreement is in effect maintain in place, a written agreement with each such other Fund and entity, under which all such parties may rely upon the Customer Identification Programs of any other with respect to prospective investors who are then existing customers of such other. Given such inter-company (or inter-fund) agreement(s), PFPC need not perform steps under Sections 7.1.1 to 7.1.6 above with respect to any subscriber who is then a customer of any other fund within the same “fund family” as the Trust. To the extent PFPC Trust Company acts as custodian for retirement account assets of the Trust’s investors, it may rely upon the CIP work that PFPC performs hereunder for the Trust.

8. Lipper Redistribution Services

8.1	PFPC shall provide the Trust with performance data related to the Trust prepared by Lipper Analytical Services Inc. (the “Data”).

8.2	Notwithstanding anything to the contrary in the Agreement, a party may terminate the provision of the Data upon the earlier to occur of:

8.2.1	a party’s written notice to the other party of its intent not to renew the provision of Data services, provided that such termination takes effect on May 31, 2005, or the annual anniversary thereof;

8.2.2	the termination of this Agreement; or

8.2.3	the termination of PFPC’s right to redistribute the Data to the Trust.

8.3	Termination of the provision of Data services shall not terminate the Agreement.

9.Fulfillment Services. PFPC shall:

9.1	Make available a toll-free telephone line for prospective shareholders, and track the number of inbound calls.

9.2	Answer calls to such toll-free line with the name “Matthews Asian Funds.”

9.3	Utilize pre-approved scripts mutually agreed with the Trust.

9.4	Respond to inquiries using publicly available information concerning the Funds, including:

9.4.1	Requests for literature / prospectuses;

9.4.2	Yields, Distribution rates;

9.4.3	Performance;

9.4.4	Advisor / Management experience;

9.4.5	Dividends;

9.4.6	Portfolio holdings; and

9.4.7	Account attributes.

9.5	Log requests for literature/prospectuses into a database.

9.6	Prepare monthly fulfillment analysis report, typically sorted by source of referral.

9.7	Provide literature fulfillment services as follows:

9.7.1	Receive requests from potential shareholders for Fund information and literature fulfillment.

9.7.2	Prepare, package and mail fulfillment kits.

9.7.3	Assist with special direct mail programs for fees to be mutually agreed in writing.

SCHEDULE D

FOREIGN EQUITY FAIR VALUE PROCEDURES

THIS SCHEDULE D, dated as of June 1, 2004, is Schedule D to that certain Amended and Restated Investment Company Services Agreement dated as of June 1, 2004 between PFPC Inc. and Matthews International Funds.

Section 1. PRICING PROCEDURES

For each Fund on each relevant day, PFPC will calculate the relevant trigger or triggers, as the case may be, all in accordance with the procedures found under the heading titled “Fair Valuation by Pricing Service” of Section IV of the Trust’s Pricing Policies, as amended from time to time (the “Pricing Policies”), a copy of which shall be provided to PFPC pursuant to Section 2.2 of the Agreement. When a pre-selected trigger is not available for any reason, PFPC will in good faith select an alternate trigger as provided in the Trust's Pricing Policies for such calculations. PFPC will also calculate whether the relevant trigger decreases or increases by more than the percentage set forth in the Trust's Pricing Policies (in absolute value without rounding) (the “Threshold”). The Trust may change the level of the Threshold by providing PFPC with at least ten (10) business day’s written notice.

The Trust has instructed or will instruct the Pricing Vendor to provide Fair Value Prices that have met the Confidence Levels established by the Trust (as defined in the Pricing Policies) to PFPC each business day prior to the Cut-Off Time (as defined in Section 3 below). When the Threshold on the relevant trade date has been met, and Fair Value Prices for that date are received by PFPC in accordance with Section 3 below, PFPC shall use those Fair Value Prices in all relevant calculations (e.g., NAV, etc.) for the Funds with respect to that trade date.

Section 2. FOREIGN MARKET HOLIDAYS

The pricing procedures found under the heading titled “Fair Valuation by Pricing Service” of Section IV of the Pricing Policies will be utilized if a foreign market is closed due to holiday.

Section 3. FAIR VALUATION CUTOFF

In the event that PFPC does not receive Fair Value Prices from the Pricing Vendor by 5:15 p.m. Eastern time on the relevant trade date (the “Cut-Off Time”), the prices of foreign equity securities will be determined in accordance with the Trust’s current security valuation procedures specified in the Pricing Policies (excluding methodologies that contemplate Fair Value Prices from a Pricing Vendor). The Cut-Off time applies only to the fair valuation of foreign equity securities as outlined in this Schedule, not to any other fair valuation determinations made in accordance with the Pricing Policies.

Section 4. QUARTERLY BOARD REPORTING

PFPC shall provide the Trust with the following information on a quarterly basis:

A report identifying the number of days that Fair Value Prices were utilized during the last quarter.

A summary of the Trigger calculations for each day during the quarter.

The Trust will submit to the Board, on a quarterly basis, reports for the Board’s use in evaluating the effectiveness of the fair value pricing procedures.

SCHEDULE E

IMPRESSNet® SERVICES

1. Definitions. Any term not herein defined in this Schedule E shall have the meaning given such term in the Agreement. The following definitions shall apply to this Schedule E:

(a) “End-User” shall mean any Shareholder that accesses the PFPC System via IMPRESSNetR.

(b) “Trust Web Site” means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Trust, connected to the Internet and accessible by hypertext link through the World Wide Web to and from IMPRESSNetR.

(c) “IMPRESSNetR Services” means the services identified in Section 2 hereof to be provided by PFPC utilizing the Trust Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed and Transactions may be requested by accessing IMPRESSNetR via hypertext link from the Trust Web Site.

(d) “Inquiry” shall mean any access to the PFPC System via IMPRESSNetR initiated by an End-User which is not a Transaction.

(e) “Internet” shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

(f) “IMPRESSNetR” means the collection of electronic documents, electronic files and pages residing on PFPC’s computer system(s) (or those elements of the computer system of one or more Internet Service Providers (“ISPs”) retained by PFPC and necessary for PFPC’s services hereunder), connected to the Internet and accessible by hypertext link from the Trust Web Site through the World Wide Web, where the Inquiry and Transaction data fields and related screens provided by PFPC may be viewed.

(g) “Shareholder” means the record owner or authorized agent of the record owner of shares of a Fund.

(h) “Transaction” shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

2. PFPC Responsibilities. Subject to the provisions of this Schedule E, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC’s expense (unless otherwise provided herein):

(a) provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IMPRESSNetR to permit persons to be able to view information about the Trust and to permit End-Users with appropriate identification and access codes to perform Inquiries and initiate Transactions;

(b) address and mail, at the Trust’s expense, notification and promotional mailings and other communications provided by the Trust to Shareholders regarding the availability of IMPRESSNetR Services;

(c) prepare and process new account applications received through IMPRESSNet® from Shareholders determined by the Trust to be eligible for such services and in connection with such, the Trust agrees as follows:

(i) to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House (“ACH”);
(ii) the ACH prenote process will be waived and the ACH status will be set to active; and
(iii) the Trust shall be responsible for any resulting gain/loss liability associated with the ACH process.

(d) process the set up of personal identification numbers (“PIN”), as described in the IMPRESSNetR Product Guide provided to the Trust, which shall include verification of initial identification numbers issued, reset and activation of personalized PIN’s and reissue of new PIN’s in connection with lost PIN’s;

(e) provide installation services which shall include, review and approval of the Trust’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Trust to implement and maintain) a hypertext link between IMPRESSNetR and the Trust Web Site and testing the network connectivity and performance;

(f) establish systems to guide, assist and permit End-Users who access IMPRESSNetR from the Trust Web Site to electronically perform Inquires and create and transmit Transaction requests to PFPC;

(f) deliver to the Trust one (1) copy of the PFPC IMPRESSNetR Product Guide, as well as all updates thereto on a timely basis;

(g) deliver a monthly billing report to the Trust, which shall include a report of Inquiries and Transactions;

(h) provide a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of IMPRESSNetR;

(i) exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trust to PFPC in writing from time to time, and all “point and click” features of IMPRESSNetR relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

(j) provide periodic site visitation (hit reports) and other information regarding End-User activity under this Schedule E as agreed by PFPC and the Trust from time to time;

(k) monitor the telephone lines involved in providing IMPRESSNetR Services and inform the Trust promptly of any malfunctions or service interruptions;

(l) periodically scan PFPC’s Internet interfaces and IMPRESSNetR for viruses and promptly remove any such viruses located thereon; and

(m) maintenance and support of IMPRESSNetR, which includes providing error corrections, minor enhancements and interim upgrades to IMPRESSNetR which are made generally available to IMPRESSNetR customers and providing help desk support to provide assistance to Trust employees with the Trust’s use of IMPRESSNetR; maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNetR clients, as determined solely by PFPC; or (ii) maintenance of customized features.

Notwithstanding anything in this Schedule E or the Agreement to the contrary, the Trust recognizes and acknowledges that (i) a logon I.D. and PIN are required by End-Users to access PFPC’s IMPRESSNetR; (ii) End-User’s Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology; and (iii) PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

3. Trust Responsibilities. Subject to the provisions of this Schedule E and the Agreement, the Trust shall at its expense (unless otherwise provided herein):

(a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Trust Web Site, including the functionality necessary to maintain the hypertext links to IMPRESSNetR;

(b) promptly provide PFPC written notice of changes in Trust policies or procedures requiring changes to the IMPRESSNetR Services;

(c) work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;

(d) revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IMPRESSNetR Services, including disclaimers and information reasonably requested by PFPC;

(e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Trust in writing from time to time, and all “point and click” features of the Trust Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f) design and develop the Trust Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IMPRESSNetR and the various Inquiry and Transaction web pages and otherwise make the Trust Web Site available to End-Users.

4. Standards of Care for Internet Services.

(a) Notwithstanding anything in the Agreement or this Schedule E to the contrary (other than as set forth in the immediately succeeding sentence) with respect to the provision of services set forth in this Schedule E (i) PFPC shall be liable only for its own willful misfeasance, bad faith, gross negligence or reckless disregard in the provision of such services and (ii) the Trust shall indemnify, defend and hold harmless PFPC and its affiliates (including their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) incurred by such indemnified parties with respect to such services except for those for which PFPC is liable under sub-clause (i) of this sentence. For clarity, the provisions of the immediately preceding sentence shall not limit Sections 13(b), 13(c) or 13(d) of the Agreement or Section 7(c) of this Schedule E. The provisions of this Section 4(a) shall survive termination of the Agreement and the provision of services set forth in this Schedule E.

(b)  Notwithstanding anything to the contrary contained in the Agreement or this Schedule E, PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via IMPRESSNetR Services or the consummation of any Inquiry or Transaction request not actually received by PFPC. The Trust shall advise End-Users to promptly notify the Trust or PFPC of any errors or inaccuracies in shareholder data or information transmitted via IMPRESSNetR Services.

5. Proprietary Rights.

(a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Schedule E. Any software, interfaces or other programs a party provides to the other under this Schedule E shall be used by such receiving party only during the term of this Schedule E and only in accordance with the provisions of this Schedule E and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

(b) The Trust Web Site and IMPRESSNetR may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,”“trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of this Schedule E. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, United States copyright or other United States proprietary right of a third party.

(c) Each of the parties hereto agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Sections 5(a) or 5(b) of this Schedule E and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Sections 5(a) or 5(b) of this Schedule E, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereto hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section 5(c) shall survive termination of the Agreement and the provision of services set forth in this Schedule E.

6. Representation and Warranty. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IMPRESSNetR or Trust Web Site, as the case may be, any “back door,”“time bomb,”“Trojan Horse,”“worm,”“drop dead device,”“virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation shall be borne by such party.

7. Liability Limitations; Indemnification.

(a) The Internet. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the IMPRESSNetR Services and shall not be liable in any respect for the selection of any such third party, unless such party selected the third party in bad faith or in a grossly negligent manner.

(b) PFPC’s Explicit Disclaimer of Certain Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2 AND OF THIS SCHEDULE E, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS SCHEDULE E ARE PROVIDED “AS-IS” ON AN “AS-AVAILABLE” BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

(c) Cross-Indemnity. Each party hereto agrees to indemnify, defend and hold harmless the other party and its affiliates (and their respective officers, directors, agents and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fee and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (“Liabilities”) arising in connection with any claims that any IMPRESSNetR Services or related work product infringes any proprietary or other rights or any infringement claim against any of such persons based on the party’s intellectual property licensed to the other party hereunder (provided the other party has used such intellectual property in conformity with the product guidelines), except to the extent such Liabilities result directly from the gross negligence or knowing or willful misconduct of the other party or its related indemnified parties. The provisions of this Section 7(c) shall survive termination of the Agreement and the provision of services set forth in this Schedule E.

8. Miscellaneous.

(a) Independent Contractor. The parties hereto are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to IMPRESSNetR by the Trust and any contributions to the Trust Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.

(b) Conflict with Agreement. In the event of a conflict between specific terms of this Schedule E and the Agreement, this Schedule E shall control as to IMPRESSNetR Services.